UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: November 22, 2005

FLAG FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Georgia	000-24532	58-2094179
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3475 Piedmont Road, N. E.

Suite 550

Atlanta, Georgia 30305

(Address of Principal Executive Offices)

(Zip Code)

(404) 760-7700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On November 22, 2005, Flag Financial Corporation (the “Company”) received the notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 of a blackout period under the Flag Financial Corporation 401(k) Retirement Savings Plan and First Capital Bank Employees Savings & Profit Sharing Plan (collectively, the “Plans”) from the plan administrator. On November 22, 2005, the Company provided the notice to its directors and executive officers in accordance with Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR that it will be transferring recordkeeping and trustee services for the Plans to the Principal Financial Group effective on January 1, 2006. The transfer will necessitate a blackout period for the participants in the Plans during which participants will be unable to access, direct or diversify (transfer) investments in their individual accounts, obtain loans, distributions or withdrawals (including hardship withdrawals), rollover assets from another plan into the Plans, change the amount of payroll deductions, or change the way future contributions are invested. The notice included notice that during the blackout period directors and executive officers will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company (including the Company common stock, restricted stock, and stock options and other derivative securities) that were acquired in connection with their service or employment as a director or executive officer of the Company. The prohibition applies to any transaction involving the Company common stock in which a director or executive officer has a pecuniary interest. The blackout period for the Plans begins on December 23, 2005, at 9:00 a.m. Eastern Time, and is expected to end the week of January 8, 2006.

During the blackout period and for a period of two years after the ending date of the blackout period, a security holder or other interested person may obtain, without charge, information regarding the blackout period, including the actual beginning and ending dates of the blackout period, by contacting Larry K. Pitchford, Senior Vice President in Human Resources of the Company, at (404)760-7700 or 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight
J. Daniel Speight
Vice Chairman, Chief Financial Officer and Secretary

Dated: November 22, 2005